Exhibit 10.1

                     DIRECTOR DESIGNATION AGREEMENT

	THIS DIRECTOR DESIGNATION AGREEMENT (this "Agreement") is made and entered into as of June 13, 2014, by and between Recycling Capital Partners, LLC, an Indiana limited liability company (the "Investor") and Industrial Services of America, Inc., a Florida corporation (the "Company"). Unless otherwise indicated herein, capitalized terms used herein are defined in
Section 1 hereof.

	WHEREAS, as of the date hereof, the Investor has purchased 857,143 shares of the Company's Common Stock, together with the Warrant to purchase an additional 857,143 shares pursuant to the terms of a Securities Purchase Agreement dated as of the date hereof (the "Securities Purchase Agreement"); and

	WHEREAS, as a condition to the purchase, the Investor required the right to designate certain directors of the Company; and

	WHEREAS, the parties hereto desire to enter into this Agreement to set forth certain rights and obligations of the Investor with respect to the designation of directors for the Company.

	NOW, THEREFORE, the parties to this Agreement agree as follows:

	1.	Definitions.  Capitalized terms used herein but not otherwise defined herein shall have their respective meanings as set forth in the Securities Purchase Agreement. As used herein, the following terms shall have the following respective meanings:

	"Board" means the board of directors of the Company.

	"Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

	"Investor's Ownership Percentage" means, at any time, the fraction (expressed as a percentage) that results from dividing (i) the number of shares of Common Stock owned by the Investor and its Affiliates at such time by (ii) the number of shares of Common Stock issued and outstanding at such time.

	"Securities Laws" means the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended, and the rules promulgated thereunder.

	2.	 Board Nomination Rights.

	(a)	From and after the date hereof and until the provisions of this
Section 2 cease to be effective and subject to the terms and conditions of this Agreement, the Investor shall have the right to designate persons for appointment and/or election to the Board (each a "Nominee") in accordance with the terms of this Agreement.

	(b)	 The number of Nominees to be designated by the Investor shall be determined by multiplying the total number of Board seats by the Investor's Ownership Percentage and rounding that product up to the next whole number.
For example, if the number of Board seats is seven (7) and the Investor's Ownership Percentage is sixteen percent (16%), the Investor would be entitled to designate two (2) Nominees (.16 x 7 = 1.12/rounded up to 2). If the total number of Board seats is nine or less, the maximum number of nominees the Investor is entitled to designate is two (2).

	(c)	From and after the date hereof and until the provisions of this
Section 2 cease to be effective, the number of directors of the Company shall be no less than five (5). The Investor may request an increase in the number of directors only if (i) the Board has not otherwise designated existing
Board seats to be filled by the Investor's allowed Nominees, and (ii) as a result of the requested increase in the number of directors, the Investor is entitled to and does designate an additional Nominee to fill the open seat or seats created at the request of the Investor. The Board shall increase its size in accordance with the request within sixty (60) days of receipt of the Investor's request.

	(d)	Subject to the limitations set forth herein, the Board shall appoint any Nominee to fill any Board seat created upon the request of the Investor or designated by the Board for filling by the Investor. Any Nominee appointed as a director shall be appointed to a term expiring at the next election of directors.

	(e)	The Company shall use commercially reasonable efforts to assure that (i) any Nominee for election is included in the Board's slate of nominees to the stockholders for the election of directors, and (ii) the Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

	(f)	At the expiration of the term of a director who is a Nominee designated by the Investor, the Investor shall be entitled to designate that Nominee or an alternative Nominee for election to the Board for the following term.

	(g)	If a vacancy occurs because of the death, disability,
disqualification, resignation or removal of a Nominee (including by virtue of a removal of a Nominee at the discretion of the Investor), the Investor shall be entitled, at any time within sixty (60) days of such vacancy, to nominate such person's successors in accordance with this Agreement, and the Board shall fill the vacancy with such successor Nominee by appointment. The successor Nominee shall be appointed to a term expiring at the next election of directors.

	(h)	If a Nominee is not nominated or elected to the Board because of the Nominee's death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board, the Investor shall be entitled to designate another Nominee.

	(i)	Notwithstanding anything to the contrary contained herein, at such time as the Investor's Ownership Percentage is less than five percent (5%) the rights of the Investor under this Section 2 to nominate any Nominee shall terminate automatically and cease to have any further force or effect.

	3.	Limitation on Company Obligations.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be appointed to the Board, nominated for election to the Board or recommend to the stockholders the election of any Nominee (i) who fails to submit to the Company on a timely basis such questionnaires as the Company may reasonably require of its directors generally and such other information as the Company may reasonably request in connection with the preparation of its filings under the Securities Laws, or (ii) the Board or the Nominating Committee (and any successor thereto performing the nominating and governance committee functions of the Board) determines in good faith, after consultation with outside legal counsel, that such action would constitute a breach of applicable law or result in the Common Stock becoming ineligible for listing on any Trading Market; provided, however, that upon the occurrence of either
(i) or (ii) above, the Company shall promptly notify the Investor of the occurrence of such event and use commercially reasonable efforts to permit the Investor to provide an alternate Nominee sufficiently in advance of any Board action, meeting of the stockholders called or written action of stockholders with respect to such election of Nominees, and the Company shall use commercially reasonable efforts to perform its obligations under Section 2(e) with respect to such alternate Nominee (provided that if the Company provides at least thirty (30) days advance notice of the occurrence of any such event such alternative Nominee must be designated by the Investor not less than thirty (30) days in advance of any Board action, notice of meeting of the stockholders or written action of stockholders with respect to such election of Nominees). The Company shall use commercially reasonable efforts to perform its obligations under Section 2(e) with respect to such alternate Nominee, provided that in no event shall the Company be obligated to postpone, reschedule or delay any scheduled meeting of the stockholders with respect to such election of Nominees.

	4.	Prohibition against Circumvention by the Company.  At any time that the Investor shall have any nomination rights under Section 2, the Company shall not take any action, including making or recommending any amendment to the Articles of Incorporation or the Bylaws that could reasonably be expected to adversely affect the Investor's rights under this Agreement, without the prior written consent of the Investor.

	5.	Amendment and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

	6.	Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise expressly provided herein, nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

	7.	Headings. Headings are for ease of reference only and shall not form a part of this Agreement.

	8.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
This Agreement shall be construed in accordance with the laws of State of Indiana, without regard to the principles of conflicts of laws. The parties further agree that any action between them shall be heard in and expressly consent to the jurisdiction and venue of the state court sitting in Auburn, Indiana and the federal court sitting in the City of Fort Wayne, Indiana for the adjudication of any civil action asserted pursuant to this Agreement. EACH OF THE PARTIES HERETO, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE INVESTOR AND THE COMPANY ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE INVESTOR TO ENTER INTO THIS AGREEMENT.

	9.	Entire Agreement. This Agreement and any other writing signed by authorized representatives of each of the parties after the date hereof that specifically references this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral between the parties with respect to the subject matter hereof.

	10.	Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other parties. An executed copy or counterpart hereof delivered by email or facsimile shall be deemed an original instrument.

	11.	Severability. If any provision of this Agreement or the
application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

	12.	Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions, in addition to any other remedy to which they are entitled at law or in equity.

	13.	Notices. All notices, requests and other communications to any party or to the Company shall be in writing and shall be given via email and overnight delivery service:

		If to the Company:

		Industrial Services of America, Inc.
		7100 Grade Lane
		Louisville, KY 40213
		Attention: Chief Executive Officer
		Email: ooliver@ajshotels.com

		With a copy to (which shall not constitute notice):
		Frost Brown Todd LLC
		400 West Market Street
		Suite 3200
		Louisville, Kentucky 40202-3363
		Attention:  James A. Giesel
		Email:jgiesel@fbtlaw.com


		If to the Investor:

		Recycling Capital Partners, LLC
		295 S. Commerce Dr.
		Waterloo, IN 46793
		Attention:  Daniel M. Rifkin, Manager
		Email:drifkin@metalx.net

		With a copy to (which shall not constitute notice):

		Barrett & McNagny LLP
		215 E. Berry St.
		Fort Wayne, IN 46802
		Attention:  Ronald J. Ehinger
		Email: Rje@barrettlaw.com

or to such other address and email addresses as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 13 during regular business hours.

                    [SIGNATURES ON FOLLOWING PAGE]



	IN WITNESS WHEREOF, the parties hereto have executed this Director Designation Agreement on the day and year first above-written.




RECYCLING CAPITAL PARTNERS, LLC
By: /s/ Daniel M. Rifkin

Name:  Daniel M. RifkinTitle:	Manager
INDUSTRIAL SERVICES OF AMERICA, INC.
By:/s/ Orson Oliver

Name:  Orson Oliver

Title: Interim Chief Executive Officer








              [Signature Page to Director Designation Agreement]